Filed Pursuant to Rule 424(b)(3)

Registration No. 333-234811

PROSPECTUS SUPPLEMENT NO. 3 DATED AUGUST 13, 2021

TO

PROSPECTUS DATED FEBRUARY 8, 2021

(AS SUPPLEMENTED)

ARCH THERAPEUTICS, INC.

PROSPECTUS

Up to 36,366,691 Shares of Common Stock

Underlying Warrants Previously Issued

This Prospectus Supplement No. 3 supplements the prospectus of Arch Therapeutics, Inc. (the “Company”, “we”, “us”, or “our”) dated February 8, 2021 (as supplemented to date, the “Prospectus”) with the following attached documents:

1.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2021.

2.	Our Quarterly Report on Form 10-Q for the period ended June 30, 2021 filed with the Securities and Exchange Commission on August 13, 2021.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 3 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is August 13, 2021

INDEX TO FILINGS

Annex
The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2021	A
The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2021 filed with the Securities and Exchange Commission on August 13, 2021	B

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2021

ARCH THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-178883	46-0524102
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

235 Walnut Street, Suite 6 Framingham, Massachusetts	01702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-2313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N|A	N|A	N|A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).   Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e): On June 30, 2021, Arch Therapeutics, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Dan M. Yrigoyen pursuant to which Mr. Yrigoyen agreed to join the Company as its new Vice President of Sales no later than July 12, 2021. The Employment Agreement continues until terminated by the Company or by Mr. Yrigoyen. Pursuant to the terms of the Employment Agreement, Mr. Yrigoyen (a) is entitled to an initial annual base salary of $225,000, (b) is eligible for benefits generally made available to similarly situated executives of the Company, including participation in equity compensation or other incentive plans subject to the discretion and approval of the Company’s Board of Directors, and (c) is eligible to receive regular commission payments of up to $8,333.33 per month, depending on the achievement of established objectives; provided, however, that for the first nine (9) months of employment, Mr. Yrigoyen shall be entitled to receive the full commission of $8,333.33 per month regardless of whether the applicable performance objectives are met.

In addition, the Employment Agreement provides that, subject to approval by the Board of Directors, Mr. Yrigoyen will be granted (i) a stock option award under the Company’s 2013 Stock Incentive Plan (the “Plan”) to purchase up to 150,000 shares of the Company’s common stock, which award is to vest in accordance with certain performance based metrics which are to be finalized and agreed to in good faith by the Company and Mr. Yrigoyen (the “Option Award”); and (ii) 150,000 shares of restricted stock under the Plan, one third of which will vest on each of the six (6), twelve (12) and eighteen (18) month anniversaries of July 12, 2021, Mr. Yrigoyen’s start date (the “Stock Award”).

If the Employment Agreement is terminated by the Company at any time after August 11, 2021 other than “For Cause”, “Death” or “Disability” (each term as defined in the Employment Agreement), or if the Employment Agreement is terminated by Mr. Yrigoyen at any time for “Good Reason” (as defined in the Employment Agreement), then Mr. Yrigoyen, upon signing a release in favor of the Company, would be entitled to (i) severance in an amount equal to three (3) months of Mr. Yrigoyen’ then-current annual base salary payable in the form of salary continuation; and (ii) monthly payment of his COBRA premiums until the earlier of (a) 3 months following the date of such termination, or (b) the date Mr. Yrigoyen becomes covered under another employer’s health plan.

The Employment Agreement provides the following definitions of “For Cause” and “Good Reason”: (a) “For Cause” is the executive’s commission of a crime involving dishonesty, breach of trust, or physical harm to any person, the executive’s willful engagement in conduct that is in bad faith and materially injurious to the Company, the executive’s commission of a material breach of the employment agreement, the executive’s willful refusal to implement or follow a lawful policy or directive of the Company, or the executive’s engagement in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally; and (b) “Good Reason” is a material and adverse change in the executive’s authority, duties, or responsibilities with the Company or reporting relationship within the Company.

On August 9, 2021, the Company and Mr. Yrigoyen entered into that certain First Amendment to the Employment Agreement (the “Amendment”) which, among other things, (i) confirms that the Option Award and Stock Award were approved by the Board of Directors on July 30, 2021; (ii) confirms that the Option Award was granted with an exercise price of $0.09 per share, the closing price of the Company’s common stock on the grant date; and (iii) amends the terms off the Option Award to provide that 1/3 (50,000 shares) will vest on the first anniversary of Mr. Yrigoyen’s start date, July 12, 2021, and that the remaining 2/3 (100,000 shares) will vest in equal increments over the next twenty-four (24) monthly anniversaries thereafter, subject to Mr. Yrigoyen’s continued service to the Company through each vesting date as well as other conditions provided for under the Plan.

The foregoing description of the terms of the Employment Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the applicable agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description

10.1	Employment Agreement, effective June 30, 2021, by and between Arch Therapeutics, Inc. and Dan M. Yrigoyen.

10.2	First Amendment to Employment Agreement, effective August 9, 2021, by and between Arch Therapeutics, Inc. and Dan M. Yrigoyen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH THERAPEUTICS, INC.

Dated: August 11, 2021	By:	/s/ Michael S. Abrams
Name: Michael S. Abrams
Title: Chief Financial Officer

Exhibit 10.1

Dan M. Yrigoyen	June 24, 2021

Re:	Employment Agreement

Dear Dan:

On behalf of Arch Therapeutics, Inc., a Nevada corporation (the “Company”), I am pleased to confirm our offer of employment to you for the position “Vice President of Sales”, reporting to the Chief Executive Officer. This letter sets forth the terms of your employment with the Company, which will start July 12, 2021, or sooner, subject to your availability and the completion of a background check.

You will be paid a base salary of $225,000 per year, less applicable tax and other withholdings. Your base salary will be paid to you in accordance with the Company’s standard payroll practices. You will also be eligible to receive regular commission payments, paid in monthly increments based upon meeting that months’ sales objectives. Monthly commissions will be paid as follows:

-	Commission available for meeting planned sales and other established objectives (“Objectives”) will be $100,000.00, on an annualized basis, and will be distributed in payments of up to $8,333.33 per month; Objectives shall be established and agreed within the first 60 days of employment.
-	On a monthly basis, commission due shall be as follows:
o	If Objectives achieved fall below 50% of plan, no commission shall be due,
o	If Objectives achieved fall between 50% and 100% of plan, commission will be prorated as a percentage of the monthly sales target; for example, if 90% of Objectives are achieved, commission will be 90% of $8,333.33,
o	If one or two of the monthly Objectives are not achieved within a calendar quarter, yet the Objectives for the full quarter are achieved, the full commission for the three months of the quarter will be “trued up”,
o	Additional commission will be paid for Objectives achieved above plan. The terms and details of which will be determined in good faith between the parties within the first 60 days of employment.

During the first nine months of your employment, the full commission of up to $8,333.33 per month shall be paid regardless of your performance relative to the Objectives. You will be reimbursed for approved customary expenses. You will also be eligible to participate in the Company’s benefit plans made available to similarly situated employees. Benefits currently include health and dental insurance, long-term disability insurance, short-term disability insurance, and accidental death and dismemberment insurance, as well as vacation and/or paid time-off programs and policies.

Subject to the approval by the Company’s Board of Directors, you will be granted 1) 150,000 shares of restricted common stock, one-third of which will vest each on the 6-month, 12-month, and 18-month anniversary of your start date, and 2) an option to purchase 150,000 shares of the Company’s common stock under the Arch Therapeutics, Inc. 2013 Stock Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of our common stock on date of grant of such option (i.e., your start date). Your option will vest in accordance with certain performance-based metrics, which will be finalized and agreed in good faith between you and the Company within the first sixty (60) days of your employment. Your option will be subject to the terms and conditions of the Plan and the standard form of stock option agreement for option grants made under the Plan, which you will be required to sign as a condition of receiving the option grant described in this paragraph.

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You represent and warrant that your employment by the Company does not conflict with, violate or breach any prior employment agreement, consulting agreement to which you are or were a party or any other obligation or duty to any prior employer or third party, including without limitation obligations of confidentiality, non-competition, or non-solicitation.

Your employment with the Company is “at will”, which means that it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided in Annex A attached hereto. Your employment with the Company is contingent upon the following: (1) your completion and delivery of the Company’s Employment Application, promptly after it is provided to you; (2) the Company’s successful completion of a routine background investigation and references; (3) your signature and delivery of the Company’s Proprietary Information and Inventions Assignment Agreement and relevant Non-Competition Agreement; (4) your delivery of documents establishing your identity and right to work in the United States, and (5) approval of the Board of Directors of the Company. By signing and returning this letter, you agree to abide by all the Company’s applicable employment policies for the duration of your employment as they are presently in effect or as they may be changed in the future, and you agree that the Company may eliminate, replace or otherwise change any of those policies at its discretion.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), all such disputes shall be fully, finally and exclusively resolved in a federal court in the Commonwealth of Massachusetts or in state court in the Commonwealth of Massachusetts, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such dispute.

This letter and the other agreements referenced in this letter constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, discussions, representations or agreements (whether written or oral) between you and the Company related to that subject matter. The provisions of this agreement regarding “at will” employment may only be modified by a document signed by you and an authorized representative of the Company.

We look forward to working with you at the Company. Please sign, date and return this letter on the spaces provided below no later than July 12, 2021 to acknowledge your acceptance of the terms of this letter.

Sincerely,
Arch Therapeutics, Inc.

By
Michael S. Abrams
Chief Financial Officer

I agree to and accept employment with Arch Therapeutics, Inc. on the terms and conditions set forth in this letter.

Date:
Dan M. Yrigoyen

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Annex A: At-Will Employment; Termination of Employment.

(a)               Severance Upon Termination By Company Other Than For Cause, By Death or By Disability. Except in situations where the employment of Executive is terminated For Cause, by Death, or by Disability (as those terms are defined below), in the event that the Company terminates Executive’s employment at any time after the thirty (30) calendar day anniversary of the Start Date and subject to paragraph (i) and Employee’s continued compliance with all surviving obligations under this Agreement, Executive shall be eligible to receive an amount equal to three (3) months of Executive’s then-current Base Salary, payable in the form of salary continuation in accordance with the Company’s regular payroll practices (“Severance”). In addition, if Executive elects to continue his group health coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company will pay Executive’s COBRA premiums for coverage until the earlier of (i) the end of the three (3) month period following the date of such termination; or (ii) the date Executive becomes covered under another employer’s health plan; provided, however, that, in the event that the Company determines, in its sole discretion, that such payments are no longer exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or may be subject to tax or penalty pursuant to Section 4980D of the Code, then the Company shall pay Executive an amount equal to each remaining COBRA premium as taxable compensation in monthly installments. Executive shall not be entitled to any Severance if Executive’s employment is terminated For Cause, by Death or by Disability or if Executive’s employment is terminated by Executive (except as provided in paragraph (f) below).

(b)              Termination By Company For Cause. For purposes of this Agreement, “For Cause” shall mean the Company’s determination that: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including without limitation misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement or the Proprietary Information Agreement, which breach is not cured within twenty calendar days after written notice to Executive from the Company (to the extent curable); (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty calendar days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law, and thereafter all obligations of the Company under this Agreement shall cease.

(c)               Termination By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation to which Executive is entitled up through the date of termination. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this paragraph shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

(d)              Termination By Disability. If Executive becomes eligible for the Company’s long-term disability benefits, if any, or if Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12)-month period (“Disability”), then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this paragraph shall affect Executive’s rights under any disability plan in which Executive is a participant.

(e)               Termination By Executive Other Than for Good Reason. Executive may terminate employment with the Company at any time, for any reason or no reason at all, with four (4) weeks’ advance written notice of any termination by Executive other than for Good Reason (as defined below). During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period but not less than two (2) weeks after the date such notice is provided, in which case Executive would receive compensation only up through the effective date of termination of his employment; such accelerated resignation does not convert the Executive’s separation to a termination without Cause. Thereafter all obligations of the Company shall cease.

(f)                Severance Upon Termination By Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (i) if during the first 365 days of employment, a reduction in Executive’s then-current Base Salary, except for reductions that are comparable to reductions generally applicable to similarly-situated executives of the Company; (ii) the relocation of Executive to a facility or location that is more than seventy-five (75) miles from his primary place of employment and such relocation results in an increase in Executive’s one-way driving distance by more than seventy-five (75) miles; provided that this clause (ii) shall not constitute Good Reason if Executive is permitted to perform his duties and responsibilities hereunder remotely from or near his home for approximately two weeks or more per month; or (iii) a material and adverse change in Executive’s authority, duties, or responsibilities with the Company or a material and adverse change in Executive’s reporting relationship; in each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within thirty (30) business days after Executive gives the Company notice of such event, which must be given within ninety (90) days after the event giving rise to the claim of Good Reason occurs. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (A) Executive gives notice of termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event; and (B) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Executive’s notice of termination (the “Cure Period”). If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within ninety (90) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. Upon Executive’s termination of his employment for Good Reason and subject to paragraph (i) and Employee’s continued compliance with the surviving obligations in this Agreement, Employee will be eligible to receive Severance on the same terms and conditions set forth in paragraph (a) above.

(g)               Termination Obligations

(i)                 Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment or at any time sooner upon demand.

(ii)              Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

(h)              Release. The receipt of any payment pursuant to this Annex A shall be subject to Executive timely signing and not revoking a standard release of all claims in a form satisfactory to the Company and attached hereto as Annex C (the “Severance Release”), or as such Severance Release form may be modified from time to time. To be timely, the Severance Release must become effective and irrevocable no later than sixty (60) days following the Severance Date (the “Severance Release Deadline”). If the Severance Release does not become effective and irrevocable by the Severance Release Deadline, Executive hereby forfeits any rights to the Severance benefits described in this Annex A. In no event will any Severance benefits be paid under this Annex A until the Severance Release becomes effective and irrevocable. Subject to Annex B attached hereto, Severance benefits shall commence once the Severance Release becomes effective and irrevocable.

(i)                 Exclusive Remedy. Executive agrees that the payments and benefits contemplated by this Annex A (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

ANNEX B

SECTION 409A ADDENDUM

Notwithstanding anything to the contrary in the Agreement, no Severance pay or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that, when considered together with any other Severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A. Similarly, no Severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any Severance payments or benefits under the Agreement that would be considered Deferred Payments will be paid or will commence on the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by the next paragraph.

Notwithstanding anything to the contrary in the Agreement, if Executive is a “specified Executive” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service, but in no event later than seven (7) months after the date of such separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constituted Deferred Payments. For this purpose, the “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to him during Executive’s taxable year preceding his taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the Severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

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ANNEX C

FORM OF RELEASE AGREEMENT

In connection with the termination of that certain Executive Employment Agreement, dated ______________, by and between the parties hereto (the “Employment Agreement”) and the termination of the employment relationship governed thereby, in consideration of the mutual covenants set forth herein and therein, Arch Therapeutics, Inc., a Nevada corporation (the “Company”), and _______________ (“Executive”) hereby agree to the terms and conditions set forth in this Release Agreement (this “Agreement”).

1.       Release. Executive, on his own behalf, on behalf of any entities he controls and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and forever and fully, generally and specifically, and separately and collectively, releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, affiliated companies, officers, directors, agents, stockholders, insurers, executors, attorneys, administrators, predecessors, successors, assigns, past and present, and each of them, as well as its and their assignees and successors (collectively, “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and liabilities of every kind and nature, at law, in equity or otherwise, known and unknown, discoverable and undiscoverable, suspected and unsuspected, disclosed and undisclosed, fixed or contingent, which Executive or his successors and assigns ever had, now has, or hereafter can, shall or may claim to have (collectively, the “Claims”), existing up to the date that the Executive signs and returns this Agreement and arising out of or in any way connected with the Employment Agreement, Executive’s employment, the termination thereof, or any other matter or thing, including any relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, damages, attorneys fees, or any other Claims resulting from or arising out of any act or omission by or on the part of any Company Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, The Massachusetts Fair Employment Practices Act, M.G.L 151B or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local law to without notice to the Company: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator although he waives the right to recover any financial award.

2.       Acknowledgement. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified (collectively, the “Released Claims”). Accordingly, Executive, on his own behalf, on behalf of any entities he controls and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby expressly acknowledges that the release set forth in Section 1 is intended to include a release of presently unknown and unsuspected claims and expressly waives any and all rights that may exist under any state or federal statute or common law principle to the contrary, and expressly acknowledges that he later may discover or sustain Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement, which are unknown and unanticipated as of the date hereof or are not presently capable of being ascertained and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive acknowledges that this Agreement has been negotiated and agreed in light of that realization and hereby waives, as to the Released Claims, any Claims that might arise as a result of such different or additional Claims or facts.

3.       ADEA Waiver. Executive expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges, agrees and understands that:

(a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

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(b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) He was given a copy of this Agreement on [___________, 20__] and informed that he had twenty-one (21) days within which to consider the Agreement; and

(d) He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement, and this Agreement will not become effective or enforceable until such seven (7) day revocation period has expired.

4.       Defense Against Future Suit. This Agreement may be pleaded as a full and complete defense to, and Executive hereby consents that it may be used as the basis of dismissal of, any action, suit, or proceeding based on any claims whatsoever released by this Agreement.

5.       Remedies; Waiver. In the event Executive commits a breach of any term(s) of this Agreement: (i) the damaged party, whether the Company or any of the Company Releasees, shall be entitled to recover from Executive all of the attorneys’ fees and costs incurred in bringing a successful action on such breach, and (ii) such breach shall cause automatic and immediate termination of the Employment Agreement between Executive and the Company. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver that may be given by a party hereunder will be applicable except in the specific instance for which it is given.

6.       Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts without regard to Massachusetts principles of choice of laws applicable in such jurisdiction and, in enforcing such governing laws, any court of competent jurisdiction shall afford all relief which a Massachusetts court would afford under similar circumstances. Except for actions for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Commonwealth of Massachusetts or in state court in the Commonwealth of Massachusetts, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.       No Transferred Claims. Each party hereto represents and warrants to the other that he or it, as applicable, has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

8.       Miscellaneous. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law. This Agreement may be amended only in a written instrument executed and delivered by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and assigns. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

3

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Massachusetts that the foregoing is true and correct.

EXECUTED this                         day of                              20    .

Executive:

[Name]

Company:

By: [Name]
Its: [Title]

4

Exhibit 10.2

Dan M. Yrigoyen	August 6, 2021

Re:	First Amendment to the Employment Agreement

Dear Dan:

Reference is made to that certain agreement (the “Agreement”) dated June 24, 2021 and fully executed as of June 30, 2021 by and between Arch Therapeutics, Inc., a Nevada corporation (the “Company”) and Dan M. Yrigoyen (“Yrigoyen”). This letter (the “Amendment”) supplements and amends certain terms and provisions contained in the Agreement, which otherwise remains in full force and effect as to matters not discussed herein. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and the Agreement, the terms and provisions of this Amendment shall govern.

This Amendment hereby modifies the Agreement as follows:

Effective July 30, 2021, the Board of Directors of the Company approved the following equity grants on the terms and provisions provided below:

1.	150,000 shares of restricted common stock, one-third of which will vest each on the 6-month, 12-month and 18-month anniversary of July 12, 2021 (the “Start Date”); and,

2.	An option to purchase 150,000 shares of the Company’s common stock under the Arch Therapeutics, Inc. 2013 Stock Incentive Plan (the “Plan”) at an exercise price equal to $0.09 per share, which was the closing price (i.e., fair market value) of the common stock on the date of grant (i.e., July 30, 2021). The option will vest consistent with grants of such type. Specifically, one-third of the shares underlying the options shall vest on the one-year anniversary of the Start Date and 1/24th of the remaining shares underlying the option shall vest commencing on each of the next twenty-four (24) monthly anniversaries thereafter, subject to continued service to the Company through each vesting date as well as other conditions and provisions provided for under the Plan.

Please sign, date and return on the spaces provided below to acknowledge your acceptance of the terms of this Amendment.

Sincerely,
Arch Therapeutics, Inc.

By
Michael S. Abrams
Chief Financial Officer

I agree to the terms and conditions set forth in this Amendment.

Date:
Dan M. Yrigoyen

1

ANNEX B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2021

Commission File Number: 000-54986

ARCH THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	46-0524102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

235 Walnut Street, Suite 6
Framingham, MA	01702
(Address of principal executive offices)	(Zip Code)

(617) 431-2313
Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N|A	N|A	N|A

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ⌧ No ◻

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ⌧ No ◻

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ⌧	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ⌧

As of August 12, 2021, 236,719,770 shares of the registrant’s common stock were outstanding.

ARCH THERAPEUTICS, INC.

Quarterly Report on Form 10-Q

For the Three Months ended June 30, 2021

Arch Therapeutics, Inc.and Subsidiaries

Consolidated Balance Sheets

As of June 30, 2021 (Unaudited) and September 30, 2020

	June 30,	September 30,
ASSETS	2021	2020
Current assets:
Cash	$3,779,190	$959,309
Inventory	828,220	967,993
Prepaid expenses and other current assets	378,808	215,673
Total current assets	4,986,218	2,142,975

Long-term assets:
Property and equipment, net	6,039	4,552
Other assets	3,500	3,500
Total long-term assets	9,539	8,052

Total assets	$4,995,757	$2,151,027

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$277,197	$342,050
Accrued expenses and other liabilities	168,644	248,968
Current portion of derivative liability	1,000,000	—
Current portion of PPP Loan	—	37,442
Total current liabilities	1,445,841	628,460

Long-term liabilities:
Long-term portion of PPP loan	—	138,858
Series 1 convertible notes	550,000	550,000
Series 2 convertible notes	1,050,000	—
Accrued interest	126,808	17,781
Derivative liability	1,207,475	2,316,419
Total long-term liabilities	2,934,283	3,023,058

Total liabilities	4,380,124	3,651,518

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.001 par value, 800,000,000 shares authorized as of June 30, 2021 and September 30, 2020, 236,719,770 and 193,044,766 shares issued and outstanding as of June 30, 2021 and September 30, 2020	236,720	193,045
Additional paid-in capital	48,410,655	41,862,901
Accumulated deficit	(48,031,742)	(43,556,437)
Total stockholders’ equity (deficit)	615,633	(1,500,491)

Total liabilities and stockholders’ equity (deficit)	$4,995,757	$2,151,027

The accompanying notes are an integral part of these consolidated financial statements.

Arch Therapeutics, Inc.and Subsidiaries

Consolidated Statements of Operations (Unaudited)

For the Three and Nine Months Ended June 30, 2021 and 2020

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Revenue	$—	$—	$10,000	$—

Operating expenses:
Cost of revenues	—	—	10,102	—
Selling, general and administrative expenses	1,370,395	854,626	3,600,419	2,722,596
Research and development expenses	297,553	382,847	1,051,755	1,289,013
Total costs and expenses	1,667,948	1,237,473	4,662,276	4,011,609

Loss from operations	(1,667,948)	(1,237,473)	(4,652,276)	(4,011,609)

Other income (expense):
Interest expense	(40,186)	(4,227)	(110,202)	(4,227)
Gain on forgiveness of loan	178,229	—	178,229	—
Decrease to fair value of derivative	—	337,333	108,944	719,831
Total other income	138,043	333,106	176,971	715,604

Net loss	$(1,529,905)	$(904,367)	$(4,475,305)	$(3,296,005)

Loss per share - basic and diluted
Net loss per common share - basic and diluted	$(0.01)	$—	$(0.02)	$(0.02)
Weighted common shares - basic and diluted	236,719,770	188,340,505	214,289,567	186,438,587

The accompanying notes are an integral part of these consolidated financial statements.

Arch Therapeutics, Inc.and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity (Deficit) (Unaudited)

For the Three and Nine Months Ended June 30, 2021 and 2020

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
Three Months Ended June 30, 2020	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance at March 31, 2020	186,897,947	$186,898	$40,534,282	$(41,256,698)	$(535,518)

Net loss	—	—	—	(904,367)	(904,367)

Shares issued for the exercise of warrants	5,181,819	5,182	927,546	—	932,728

Stock-based compensation expense	—	—	183,976	—	183,976

Balance at June 30, 2020	192,079,766	$192,080	$41,645,804	$(42,161,065)	$(323,181)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
Three Months Ended June 30, 2021	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance at March 31, 2021	236,719,770	$236,720	$48,316,799	$(46,501,837)	$2,051,682

Net loss	—	—	—	(1,529,905)	(1,529,905)

Stock-based compensation expense	—	—	93,856	—	93,856

Balance at June 30, 2021	236,719,770	$236,720	$48,410,655	$(48,031,742)	$615,633

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
Nine Months Ended June 30, 2020	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance at September 30, 2019	172,612,233	$172,612	$37,885,151	$(38,865,060)	$(807,297)

Net loss	—	—	—	(3,296,005)	(3,296,005)

Shares issued for the exercise of warrants	5,181,819	5,182	927,546	—	932,728

Issuance of common stock and warrants, net of financing costs	14,285,714	14,286	2,152,876	—	2,167,162

Stock-based compensation expense	—	—	680,231	—	680,231

Balance at June 30, 2020	192,079,766	$192,080	$41,645,804	$(42,161,065)	$(323,181)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
Nine Months Ended June 30, 2021	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance at September 30, 2020	193,044,766	$193,045	$41,862,901	$(43,556,437)	(1,500,491)

Net loss	—	—	—	(4,475,305)	(4,475,305)

Issuance of common stock and warrants, net of financing costs	43,125,004	43,125	6,176,108	—	6,219,233

Issuance of restricted stock	550,000	550	(550)	—	—

Stock-based compensation expense	—	—	372,196	—	372,196

Balance at June 30, 2021	236,719,770	$236,720	$48,410,655	$(48,031,742)	$615,633

The accompanying notes are an integral part of these consolidated financial statements.

Arch Therapeutics, Inc.and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended June 30, 2021 and 2020

	Nine Months	Nine Months
	Ended	Ended
	June 30,	June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(4,475,305)	$(3,296,005)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	1,788	5,466
Stock-based compensation	372,196	680,231
Decrease to fair value of derivative	(108,944)	(719,831)
Inventory obsolescence charge	181,988	95,637
Gain on forgiveness of loan	(178,229)	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Inventory	(42,215)	(726,586)
Prepaid expenses and other current assets	(163,135)	196,399
Increase (decrease) in:
Accounts payable	(64,853)	(231,254)
Accrued interest	110,956	—
Accrued expenses and other liabilities	(80,324)	4,755
Net cash used in operating activities	(4,446,077)	(3,991,188)

Cash flows from investing activities:
Purchases of property and equipment	(3,275)	(2,455)
Net cash used in investing activities	(3,275)	(2,455)

Cash flows from financing activities:
Proceeds received from convertible notes	1,050,000	550,000
Proceeds received from PPP loan	—	176,300
Proceeds from issued common stock and warrants, net of financing costs	6,219,233	2,167,162
Proceeds from exercise of warrants	—	932,728
Net cash provided by financing activities	7,269,233	3,826,190

Net increase (decrease) in cash	2,819,881	(167,453)

Cash, beginning of year	959,309	2,180,329

Cash, end of period	$3,779,190	$2,012,876

Non-cash financing activities:
Issuance of restricted stock for services	$103,750	$—
Series J Warrants cost	$—	$219,737

The accompanying notes are an integral part of these consolidated financial statements.

ARCH THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Organization and Description of Business

Arch Therapeutics, Inc., (together with its subsidiary, the “Company” or “Arch”) was incorporated under the laws of the State of Nevada on September 16, 2009, under the name “Almah, Inc.”. Effective June 26, 2013, the Company completed a merger (the “Merger”) with Arch Biosurgery, Inc. (formerly known as Arch Therapeutics, Inc.), a Massachusetts corporation (“ABS”), and Arch Acquisition Corporation (“Merger Sub”), the Company’s wholly owned subsidiary formed for the purpose of the transaction, pursuant to which Merger Sub merged with and into ABS and ABS thereby became the wholly owned subsidiary of the Company. As a result of the acquisition of ABS, the Company abandoned its prior business plan and changed its operations to the business of a biotechnology company. Our principal offices are located in Framingham, Massachusetts.

For financial reporting purposes, the Merger represented a “reverse merger”. ABS was deemed to be the accounting acquirer in the transaction and the predecessor of Arch. Consequently, the accumulated deficit and the historical operations that are reflected in the Company’s consolidated financial statements prior to the Merger are those of ABS. All share information has been restated to reflect the effects of the Merger. The Company’s financial information has been consolidated with that of ABS after consummation of the Merger on June 26, 2013, and the historical financial statements of the Company before the Merger have been replaced with the historical financial statements of ABS before the Merger in this report.

ABS was incorporated under the laws of the Commonwealth of Massachusetts on March 6, 2006 as Clear Nano Solutions, Inc. On April 7, 2008, ABS changed its name from Clear Nano Solutions, Inc. to Arch Therapeutics, Inc. Effective upon the closing of the Merger, ABS changed its name from Arch Therapeutics, Inc. to Arch Biosurgery, Inc.

The Company only recently commenced commercial sales of our first product, AC5® Advanced Wound System, and have devoted substantially all of our operational effort to the research, development and regulatory programs necessary to turn our core technology into commercial products. To date, the Company has principally raised capital through debt borrowings, the issuance of convertible debt, and the issuance of units consisting of common stock and warrants.

The Company expects to incur substantial expenses for the foreseeable future relating to research, development and commercialization of its potential products. However, there can be no assurance that the Company will be successful in securing additional resources when needed, on terms acceptable to the Company, if at all. Therefore, there exists substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments related to the recoverability of assets that might be necessary despite this uncertainty.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The interim consolidated financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly our results of operations and financial position for the interim periods.

Although the Company believes that the disclosures in these unaudited interim consolidated financial statements are adequate to make the information presented not misleading, certain information normally included in the footnotes prepared in accordance with US GAAP has been omitted as permitted by the rules and regulations of the Securities and Exchange Commission (“SEC”). These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on December 11, 2020.

For a complete summary of the Company’s significant accounting policies, please refer to Note 2 included in Item 8 of our Form 10-K for the fiscal year ended September 30, 2020. There have been no material changes to our significant accounting policies during the nine months ended June 30, 2021.

Basis of Presentation

The consolidated financial statements include the accounts of Arch Therapeutics, Inc. and its wholly owned subsidiary, Arch Biosurgery, Inc., a biotechnology company. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Recently Issued and Adopted Accounting Guidance

Accounting Standards Update (ASU) 2018-13, “Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” was issued by the Financial Accounting Standards Board (FASB) in August 2018. The purpose of this amendment in this Update is to modify the disclosure requirements on fair value measurements in Topic 820. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU 2018-13 during our first quarter of fiscal year 2021, and the impact was considered immaterial on our consolidated financial statements.

ASU 2020-06, “Debt with Conversion and other Options (subtopic 470-02) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)” was issued by the FASB in August 2020. The purpose of this amendment is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liability and equity. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted. The Company does not believe that this guidance will have a material impact on its consolidated results of operations, financial position or disclosures.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of June 30, 2021 and September 30, 2020.

Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of inventories comprises expenditures incurred in acquiring the inventories, the cost of conversion and other costs incurred in bringing them to their existing location and condition. The cost of raw materials, goods-in-process and finished goods are determined on a First in First out (FiFo) basis. When determining net realizable value, appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash. The Company maintains its cash in bank deposits accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of the related asset. Upon sale or retirement, the cost and accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in income or loss for the period. Repair and maintenance expenditures are charged to expense as incurred.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable in accordance with ASC 360, Property, Plant and Equipment. For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value. For the nine months ended June 30, 2021 and 2020 there has not been any impairment of long-lived assets.

Leases

The Company determines if an arrangement is a lease at its inception. Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As our lease does not provide an implicit interest rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Lease expense for lease payments is recognized on a straight-line basis over the lease term. As of June 30, 2021 and September 30, 2020, our ROU asset is included in prepaid expenses and other current assets and the lease obligations is included in accrued expenses and other current liabilities on our consolidated balance sheets. As of June 30, 2021 and September 30, 2020, ROU asset of approximately $10,000 and $39,000, respectively, represents our right to use an underlying asset for the lease term and the lease liabilities of approximately $10,000 and $39,000, respectively, represents our obligation to make lease payments arising from the lease.

Income Taxes

In accordance with FASB ASC 740, Income Taxes, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences or events that have been included in our consolidated financial statements and/or tax returns. Deferred tax assets and liabilities are based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions when management determines that it is more likely than not that a loss will be incurred related to these matters and the amount of the loss is reasonably determinable.

Revenue

In accordance with FASB ASC 606, Revenue Recognition, the Company recognizes revenue through a five-step process: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) a performance obligation is satisfied.

The Company’s source of revenue is product sales. Contracts with customers contain a single performance obligation and the Company recognizes revenue from product sales when the Company has satisfied our performance obligation by transferring control of the product to the customers. Control of the product transfers to the customer upon shipment from the Company’s third-party warehouse.

Cost of Revenues

Cost of revenues includes product costs, warehousing, overhead allocation and royalty expenses.

Research and Development

The Company expenses internal and external research and development costs, including costs of funded research and development arrangements, in the period incurred.

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), which requires all share-based payments be recognized in the consolidated financial statements based on their fair values. In accordance with FASB ASC Topic 718, the Company has elected to use the Black-Scholes option pricing model to determine the fair value of options granted and recognizes the compensation cost of share-based awards on a straight-line basis over the vesting period of the award.

The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the fair value of the common stock and a number of other assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The expected life for awards uses the simplified method for all “plain vanilla” options, as defined in ASC 718-10-S99 and the contractual term for all other employee and non-employee awards. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our awards. The dividend yield assumption is based on history and the expectation of paying no dividends. Stock-based compensation expense, when recognized in the consolidated financial statements, is based on awards that are ultimately expected to vest.

Fair Value Measurements

The Company measures both financial and nonfinancial assets and liabilities in accordance with FASB ASC Topic 820, Fair Value Measurements and Disclosures, including those that are recognized or disclosed in the consolidated financial statements at fair value on a recurring basis. The standard created a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and Level 3 inputs are unobservable inputs that reflect the Company’s own views about the assumptions market participants would use in pricing the asset or liability.

At June 30, 2021 and September 30, 2020, the carrying amounts of cash, accounts payables and accrued expenses and other liabilities approximate fair value because of their short-term nature. The carrying amounts for the PPP Loan, if applicable, and the Convertible Notes approximate fair value because borrowing rates and term are similar to comparable market participants.

Derivative Liabilities

The Company accounts for its warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument, in accordance with FASB ASC Topic 815, Derivatives and Hedging. Warrants classified as equity are recorded at fair value as of the date of issuance on the Company’s consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and will be revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

Financial Statement Reclassification

Certain balances in the prior year consolidated financial statements have been reclassified for comparison purposes to conform to the presentation in the current period consolidated financial statements.

Subsequent Events

The Company evaluated all events or transactions through August 12, 2021 the date which these unaudited interim consolidated financial statements were issued. There were no material subsequent events.

Going Concern Basis of Accounting

As reflected in the consolidated financial statements, the Company has an accumulated deficit, has suffered significant net losses and negative cash flows from operations, only recently commenced generating limited operating revenues, and has limited working capital. The continuation of the Company’s business as a going concern is dependent upon raising additional capital, the ability to successfully market and sell its product and eventually attaining and maintaining profitable operations. In particular, as of June 30, 2021, the Company will be required to raise additional capital, obtain alternative means of financial support, or both, in order to continue to fund operations, and therefore there is substantial doubt about the Company’s ability to continue as a going concern. The Company expects to incur substantial expenses into the foreseeable future for the research, development and commercialization of its current and potential products. In addition, the Company will require additional financing in order to seek to license or acquire new assets, research and develop any potential patents and the related compounds, and obtain any further intellectual property that the Company may seek to acquire. Finally, some of our product candidates or the materials contained therein (such as the Active Pharmaceutical Ingredients (“APIs”) for our AC5® product line), are manufactured from facilities in areas impacted by the outbreak of the coronavirus, which could result in shortages due to ongoing efforts to address the outbreak. Historically, the Company has principally funded operations through debt borrowings, the issuance of convertible debt, and the issuance of units consisting of common stock and warrants. Provisions in the Securities Purchase Agreements that the Company entered into on February 20, 2017 (“2017 SPA”) and on June 28, 2018 (“2018 SPA”) restrict the Company’s ability to effect or enter into an agreement to effect any issuance by the Company or its subsidiary of Common Stock or securities convertible, exercisable or exchangeable for Common Stock (or a combination of units thereof) involving a Variable Rate Transaction (as defined in the 2017 SPA and 2018 SPA) including, but not limited to, an equity line of credit or “At-the-Market” financing facility until the three lead investors in the 2017 Financing and the institutional investors in the 2018 SPA collectively own less than 20% of the Series F Warrants and the Series G Warrants purchased by them pursuant to the 2017 SPA and 2018 SPA, respectively.

The continued spread of coronavirus and uncertain market conditions may also limit the Company’s ability to access capital. If the Company is unable to obtain adequate capital, the Company may be required to reduce the scope, delay, or eliminate some or all of its planned activities. These conditions, in the aggregate, raise substantial doubt as to the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

3.PROPERTY AND EQUIPMENT

At June 30, 2021 and September 30, 2020, property and equipment consisted of:

	Estimated
	Useful	June 30,	September 30,
	Life	2021	2020
Computer equipment	3 years	$14,416	$11,141

Furniture and fixtures	5 years	9,357	9,357

Leasehold improvements	Life of Lease	8,983	8,983

Lab equipment	5 years	1,000	1,000

		33,756	30,481

Less – accumulated depreciation		27,717	25,929

Property and equipment, net		$6,039	$4,552

For the three months ended June 30, 2021 and 2020 depreciation expense recorded was $799 and $1,765, respectively. For the nine months ended June 30, 2021 and 2020 depreciation expense was $1,788 and $5,466, respectively.

4.INVENTORIES

Inventories consist of the following:

	June 30,	September 30,
	2021	2020
Finished Goods	$249,696	$—
Goods-in-process	578,524	967,993
Total	$828,220	$967,993

The Company capitalizes inventory that has been produced for commercial sale and has been determined to have a probable future economic benefit. The determination of whether or not the inventory has a future economic benefit requires estimates by management. To the extent that inventory is expected to expire prior to being sold or used for research and development or used for samples, the Company will write down the value of inventory. The decrease in inventory as of June 30, 2021 of $139,773 to $828,220 from $967,993 as of September 30, 2020 is primarily attributed to an inventory obsolescence charge for shelf-life and product to be used for research and development and samples partially offset by an increase in costs to complete the manufacturing process.

5.STOCK-BASED COMPENSATION

2013 Stock Incentive Plan

On June 18, 2013, the Company established the 2013 Stock Incentive Plan (the “2013 Plan”). Under the 2013 Plan, during the fiscal year ended September 30, 2020, a maximum number of 28,114,256 shares of the Company’s authorized and available common stock could be issued in the form of options, stock appreciation rights, sales or bonuses of restricted stock, restricted stock units or dividend equivalent rights, and an award may consist of one such security or benefit, or two or more of them in any combination or alternative. The 2013 Plan provides that on the first business day of each fiscal year commencing with fiscal year 2014, the number of shares of our common stock reserved for issuance under the 2013 Plan for all awards except for incentive stock option awards will be subject to increase by an amount equal to the lesser of (A) 3,000,000 Shares, (B) four (4) percent of the number of shares outstanding on the last day of the immediately preceding fiscal year of the Company, or (C) such lesser number of shares as determined by the Company’s Board of Directors (the “Board”). The exercise price of each option shall be the fair value as determined in good faith by the Board at the time each option is granted. On October 1, 2020, the aggregate number of authorized shares under the Plan was further increased by 3,000,000 shares to a total of 31,114,256 shares.

As of June 30, 2021, a total of 19,899,212 options had been issued to employees and directors and 9,492,500 options had been issued to consultants. The exercise price of each option is equal to the closing price of a share of our common stock on the date of grant.

Share-based awards

During the nine months ended June 30, 2021, the Company granted 720,000 options to employees and directors and 1,775,000 options to consultants to purchase shares of common stock under the 2013 Plan.

Share-based compensation expense for awards granted during the nine months ended June 30, 2021 was based on the grant date fair value estimated using the Black-Scholes Option Pricing Model. The following assumptions were used to calculate the fair value of share-based compensation for the nine months ended June 30, 2021; expected volatility, risk-free interest rate, expected dividend yield, 0%, expected term, 5.6 years.

Common Stock Options

Stock compensation activity under the 2013 Plan for the nine months ended June 30, 2021 follows:

			Weighted
		Weighted	Average
	Option	Average	Remaining	Aggregate
	Shares	Exercise	Contractual	Intrinsic
	Outstanding	Price	Term (years)	Value
Outstanding at September 30, 2020	18,248,346	$0.36	2.59	$79,330
Awarded	2,495,000	0.15	—	—
Forfeited/Cancelled	(213,348)	0.44	—	—
Outstanding at June 30, 2021	20,529,998	0.34	2.15	247,403
Vested at June 30, 2021	17,608,293	0.36	2.38	97,368
Vested and expected to vest at June 30, 2021	20,529,998	$0.34	2.15	$247,403

As of June 30, 2021, 4,918,356 shares are available for future grants under the 2013 Plan. Share-based compensation expense recorded in the Company’s Consolidated Statements of Operations for the three months ended June 30, 2021 and 2020 resulting from stock options awarded to the Company’s employees, directors and consultants was approximately $94,000 and $145,000, respectively. Of this amount during the three months ended June 30, 2021 and 2020, $35,000 and $56,000, respectively, were recorded as research and development expenses, and $59,000 and $89,000, respectively were recorded as general and administrative expenses in the Company’s Consolidated Statements of Operations. Share-based compensation expense recorded in the Company’s Consolidated Statements of Operations for the nine months ended June 30, 2021 and 2020 resulting from stock options awarded to the Company’s employees, directors and consultants was approximately $269,000 and $561,000, respectively. Of this amount during the nine months ended June 30, 2021 and 2020, $89,000 and $243,000, respectively, were recorded as research and development expenses, and $180,000 and $318,000, respectively were recorded as general and administrative expenses in the Company’s Consolidated Statements of Operations.

During the nine months ended June 30, 2021 and 2020, no stock options awarded were exercised.

As of June 30, 2021, there is approximately $218,000 of unrecognized compensation expense related to unvested stock-based compensation arrangements granted under the 2013 Plan. That cost is expected to be recognized over a weighted average period of 1.23 years.

Restricted Stock

On October 14, 2020, the Company awarded 50,000 shares of Restricted Stock to a consultant. The shares subject to this grant were awarded under the 2013 Plan and vested 90 days from the date of the award. On January 27, 2021, the Company awarded 500,000 shares of Restricted Stock to a consultant. The shares subject to this grant were awarded under the 2013 Plan and vested immediately.

On July 19, 2018, the Company awarded 745,000 shares of Restricted Stock to members of the Board of Directors and management and 220,000 shares of Restricted Stock to a consultant. The shares subject to this grant were awarded under the 2013 Plan and vested on the second anniversary of the date of grant. In addition, in the event of a Change of Control (as such term is defined in the 2013 Plan), 100% of the grants will immediately vest. As of September 30, 2020, all restricted shares have vested.

Restricted stock activity in shares under the 2013 Plan for the nine months ended June 30, 2021 and 2020 follows:

	2020	2019
Non Vested at September 30, 2020 and 2019	—	965,000
Awarded	550,000	—
Vested	(550,000)	—
Forfeited	—	—
Non Vested at June 30, 2021 and 2020	—	965,000

The weighted average restricted stock award date fair value information for the nine months ended June 30, 2021 and 2020 follows:

	2020	2019
Non Vested at September 30, 2020 and 2019	$—	$0.57
Awarded	0.19	—
Vested	(0.19)	—
Forfeited	—	—
Non Vested at June 30, 2021 and 2020	$—	$0.57

For the three months ended June 30, 2021 and 2020 compensation expense recorded for the restricted stock awards was approximately $0 and $39,000, respectively. For the nine months ended June 30, 2021 and 2020 compensation expense recorded for the restricted stock awards was approximately $104,000 and $119,000, respectively.

6.Issuance and Treatment of the Series D, Series and Series J Warrants

Beginning June 22, 2015 and through June 30, 2015, the Company entered into a series of substantially similar subscription agreements (each a “Subscription Agreement”) with 20 accredited investors (collectively, the “2015 Investors”) providing for the issuance and sale by the Company to the 2015 Investors, in a private placement, of an aggregate of 14,390,754 Units (“Unit”) at a purchase price of $0.22 per Unit (the “2015 Private Placement Financing”). Each Unit consisted of a share of Common Stock (the “2015 Shares”) and a Series D Warrant to purchase a share of Common Stock at an exercise price of $0.25 per share at any time prior to the fifth anniversary of the issuance date of the Series D Warrant (the “Series D Warrants” and the shares issuable upon exercise of the Series D Warrants, collectively, the "2015 Warrant Shares”). The Company did not engage any underwriter or placement agent in connection with the 2015 Private Placement Financing, and the aggregate gross proceeds raised by the Company in the 2015 Private Placement Financing totaled approximately $3,200,000.

Beginning May 24, 2016 and through May 26, 2016, we entered into a series of substantially similar subscription agreements (each a “2016 Subscription Agreement”) with 18 accredited investors (collectively, the “2016 Investors”) providing for the issuance and sale by the Company to the 2016 Investors, in a private placement, of an aggregate of 9,418,334 Units at a purchase price of $0.36 per Unit (the “2016 Private Placement Financing”). Each Unit consisted of a share of Common Stock, and a Series E Warrant to purchase 0.75 shares of Common Stock at an exercise price of $0.4380 per share at any time prior to the fifth anniversary of the issuance date of the Series E Warrant (the “Series E Warrants” and the shares issuable upon exercise of the Series E Warrants, collectively, the “Series E Warrant Shares”). The exercise price of the Series E Warrants was set to equal the closing price of our Common Stock on the date of their issuance (May 26, 2016), which was $0.4380, and therefore the Series E Warrants were not issued at a discount to the market price of our Common Stock as of such date. The gross proceeds to Arch were approximately $3.4 million before deducting financing costs of approximately $281,000.

On June 3, 2020, the Company entered into an agreement (the “Agreement”) with the holders of a majority (the “Majority Holders”) of the outstanding Series D Warrants (the “Warrant”) resulting in approximately $850,000 of proceeds as a result of the full exercise of their Warrants. The Agreement provides for the reduction of the Series D Warrant exercise price from $0.25 to $0.18 per share, and the elimination of a provision that prevents the Series D Warrants from being exercised if the holder’s beneficial ownership would exceed 4.9% as a result. Under the terms of the Agreement, in exchange for fully exercising their remaining Warrants for 4,727,273 shares of common stock on June 4, 2020, the Majority Holders were issued Series J Warrants to purchase 3,545,454 shares of common stock at an exercise price of $0.25 over a 1 year term.

On June 22, 2020, the Company entered into a Series J Warrant Issuance Agreement (the “Keyes Sulat Agreement”) with the Keyes Sulat Revocable Trust (the “Trust”), also a holder of outstanding Series D Warrants, resulting in approximately $82,000 of proceeds as a result of the full exercise of the Trust’s Warrants. Under the terms of the Keyes Sulat Agreement, in exchange for fully exercising the Trust’s remaining Warrants for 454,546 shares of common stock on June 22, 2020, the Trust was issued Series J Warrants to purchase 340,910 shares of common stock at an exercise price of $0.25 over a 1 year term. James R. Sulat, a member of the Board, is a co-trustee of the Trust, of which members of Mr. Sulat’s immediate family are beneficiaries. Mr. Sulat disclosed his interest in the Trust to the Board prior to its approval of the transaction and abstained from voting on the transaction.

On November 6, 2020, as consideration for investment in the Convertible Notes, the Company entered into that certain Amendment to Series J Warrant to Purchase Common Stock, a holder of a Series J Warrant exercisable for up to 3,375,000 shares of Common Stock, to extend the term of the Series J Warrant from one (1) year to thirty (30) months.

During the year ended September 30, 2020, Series D Warrants had been exercised on a cash basis for an aggregate issuance of 5,181,819 shares of the Company’s common stock resulting in gross proceeds to the Company of $932,728. As of September 30, 2020, 3,792,570 Series D Warrants expired. During the three and nine months ended June 30, 2021 and 2020, no Series E and Series J Warrants have been exercised. As of June 30, 2021, 4,214,582 Series E Warrants expired.

Equity Value of Warrants

The Company accounted for the Series D, Series E and Series J Warrants in accordance with ASC 815-40, Derivatives and Hedging. Because the Series D, Series E and Series J Warrants are indexed to the Company’s stock, they are classified within stockholders’ equity (deficit) in the accompanying consolidated financial statements.

7.REGISTERED DIRECT OFFERINGS

On September 30, 2016, the Company filed a registration statement with the SEC utilizing a “shelf” registration process, which was subsequently declared effective by the SEC on October 20, 2016 (such registration statement, the “Shelf Registration Statement”). Under the Shelf Registration Statement, the Company may offer and sell any combination of its Common Stock, warrants, debt securities, subscription rights, and/or units comprised of the foregoing to raise up to $50,000,000 in gross proceeds

On February 20, 2017, the Company entered into Securities Purchase Agreement (the “2017 SPA”) with 6 accredited investors (collectively, the “2017 Investors”) providing for the issuance and sale by the Company to the 2017 Investors of an aggregate of 10,166,664 units at a purchase price of $0.60 per Unit in a registered offering (the “2017 Financing”). The securities comprising the units sold in the 2017 Financing were issued under the Shelf Registration Statement, and consisted of a share of Common Stock, a Series F Warrant equal to 55% of the shares of Common Stock at an exercise price of $0.75 per share at any time prior to the fifth anniversary of the issuance date of the Series F Warrant subject to certain restrictions on exercise (the “2017 Warrants” and the shares issuable upon exercise of the 2017 Warrants, collectively, the “2017 Warrant Shares”).

On June 28, 2018, the Company entered into a Securities Purchase Agreement (“2018 SPA”) with 8 accredited investors (“2018 Investors”) providing for the issuance and sale by the Company to the 2018 Investors of an aggregate of 9,070,000 units at a purchase price of $0.50 per Unit in a registered offering (“2018 Financing”). The securities comprising the units sold in the 2018 Financing were issued under the Shelf Registration Statement, and consisted of a share of Common Stock, a Series G Warrant to purchase up to a number of shares of our common stock equal to 75% of the shares of Common Stock at an exercise price of $0.70 per share at any time prior to the fifth anniversary of the issuance date of the Series G Warrant subject to certain restrictions on exercise (“2018 Warrants”) and the shares issuable upon exercise of the 2018 Warrants.

On May 12, 2019, the Company entered into a Securities Purchase Agreement (“2019 SPA”) with 5 accredited investors (“2019 Investors”) providing for the issuance and sale by the Company to the 2019 Investors of an aggregate of 8,615,384 units at a purchase price of $0.325 per Unit in a registered offering (“2019 Financing"). The securities comprising the units sold in the 2019 Financing were issued under the Shelf Registration Statement, and consisted of a share of Common Stock, and a Series H Warrant to purchase one share of Common Stock at an exercise price of $0.40 per share at any time prior to the fifth anniversary of the issuance date of the Series H Warrant subject to certain restrictions on exercise (“the 2019 Warrant Shares”) and the shares issuable upon exercise of the 2019 Warrants, (“2019 Warrant Shares”).

During the nine months ended June 30, 2021 and 2020, no Series F, Series G and Series H Warrants had been exercised. As of June 30, 2021, up to 5,591,664, 6,802,500 and 8,615,384 shares may be acquired upon the exercise of the Series F, Series G and Series H Warrants, respectively.

8.DERIVATIVE LIABILITIES

The Company accounted for the Series F Warrants relating to the 2017 Financing, the Series G Warrants relating to the 2018 Financing and the Series H Warrants relating to the 2019 Financing in accordance with ASC 815-10, Derivatives and Hedging. Since the Company may be required to purchase its Series F, Series G and Series H Warrants for an amount of cash equal to $0.18, $0.11 and $0.0533, respectively for each share of Common Stock (“Minimum”) and the underlying Series F, Series G and Series H Warrants are not classified within stockholders’ equity (deficit), they are recorded as liabilities at the greater of the minimum or fair value. They are marked to market each reporting period through the consolidated statement of operations.

On the respective closing dates, the Series F, Series G and Series H derivative liabilities were recorded at an aggregate fair value of $1,628,113. Given that the fair value of the derivative liabilities were less than the net proceeds, the remaining proceeds were allocated to Common Stock and additional-paid-in-capital. During the three months ended June 30, 2021 and 2020, $0 and $337,333 was recorded to decrease the fair value of derivative liability, respectively. During the nine months ended June 30, 2021 and 2020, $108,944 and $719,831 was recorded to decrease the fair value of derivative liability, respectively.

Fair Value Measurements Using Significant Unobservable Inputs - June 30, 2021
(Level 3)	Series F	Series G	Series H
Beginning balance at September 30, 2020	$1,000,000	$748,275	$568,144

Issuances	—	—	—

Adjustments to estimated fair value	—	—	(108,944)

Ending balance at June 30, 2021	$1,000,000	$748,275	$459,200

Fair Value Measurements Using Significant Unobservable Inputs - September 30, 2020
(Level 3)	Series F	Series G	Series H
Beginning balance at September 30, 2019	$1,000,000	$748,275	$1,247,415

Issuances	—	—	—

Adjustments to estimated fair value	—	—	(679,271)

Ending balance at September 30, 2020	$1,000,000	$748,275	$568,144

The derivative liabilities were valued as of June 30, 2021 using the Black Scholes Model with the following assumptions:

	Series F	Series G	Series H
Closing price per share of common stock	$0.095	$0.095	$0.095
Exercise price per share	$0.75	$0.70	$0.40
Expected volatility	75.98%	82.22%	77.58%
Risk-free interest rate	0.06%	0.25%	0.46%
Dividend yield	—	—	—
Remaining expected term of underlying securities (years)	0.59	1.96	2.84

The derivative liabilities were valued as of September 30, 2020 using the Black Scholes Model with the following assumptions:

	Series F	Series G	Series H
Closing price per share of common stock	$0.17	$0.17	$0.17
Exercise price per share	$0.75	$0.70	$0.40
Expected volatility	84.17%	83.31%	82.24%
Risk-free interest rate	0.13%	0.15%	0.22%
Dividend yield	—	—	—
Remaining expected term of underlying securities (years)	1.35	2.71	3.60

9.OCTOBER 2019 REGISTERED DIRECT OFFERING

On October 16, 2019, the Company entered into a Securities Purchase Agreement (“October 2019 SPA”) with 7 accredited investors (“October 2019 Investors”) providing for the issuance and sale by the Company to the 2019 Investors of an aggregate of 14,285,714 units at a purchase price of $0.175 per unit in a registered offering (“October 2019 Financing”). The securities comprising the units sold in the October 2019 Financing were issued under the Shelf Registration Statement, and consisted of a share of Common Stock, and a Series I Warrant to purchase one share of Common Stock at an exercise price of $0.22 per share at any time prior to the fifth anniversary of the issuance date of the Series I Warrant subject to certain restrictions on exercise (“October 2019 Warrants”) and the shares issuable upon exercise of the October 2019 Warrants, (“October 2019 Warrant Shares”). As of October 18, 2019, the Company recorded the 14,285,714 shares as Common Stock. Pursuant to the Engagement Agreement (as defined below), the Company also agreed to issue to the Placement Agent, or its designees, warrants to purchase up to 1,071,429 shares (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Series I Warrants, except that the exercise price of the Placement Agent Warrants is $0.21875 per share and the term of the Placement Agent Warrants is five years.

The gross proceeds to Arch from the October 2019 Financing were approximately $2.5 million before deducting financing costs of approximately $333,000 which includes approximately $158,000 of placement fees. The number of shares of the Company’s Common Stock into which each of the Series I Warrants is exercisable and the exercise price therefore are subject to adjustment, as set forth in the Series I Warrants, including adjustments for stock subdivisions or combinations (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise).

We engaged H.C. Wainwright (“Wainwright”) as our exclusive institutional investor placement agent in connection with the October SPA pursuant to an engagement agreement (the “Engagement Agreement”) dated as of October 10, 2019, and in consideration for the services provided by it, Wainwright was entitled to receive cash fees ranging from 6.0% to 8.2% of the gross proceeds received by us, as well as reimbursement for all reasonable expenses incurred by it in connection with its engagement. We received gross proceeds of approximately $2.5 million in the aggregate, resulting in a fee of approximately $158,000.

During the nine months ended June 30, 2021 and 2020, no Series I Warrants or Placement Agent Warrants had been exercised. As of June 30, 2021, up to 14,285,714 and 1,071,429 shares may be acquired upon the exercise of the Series I Warrants and Placement Agent Warrants, respectively.

Common Stock

On October 18, 2019 the Closing Date of the October 2019 Financing, the Company issued 14,285,714 shares of Common Stock.

Equity Value of Warrants

The Company accounted for the Series I Warrants and the Placement Agent Warrants relating to the aforementioned October 2019 Registered Direct Offering in accordance with ASC 815-40, Derivatives and Hedging. Because the Series I Warrants and the Placement Agent Warrants are indexed to the Company’s stock, they are classified within stockholders’ equity (deficit) in the accompanying consolidated financial statements.

10. 2021 REGISTERED DIRECT OFFERING

On February 11, 2021, the Company entered into a Securities Purchase Agreement (“2021 SPA”) with certain institutional and accredited investors (“2021 Investors”) providing for the issuance and sale by the Company to the 2021 Investors of an aggregate of 43,125,004 (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), and Series K Warrants (the “Series K Warrants”) to purchase an aggregate of 32,343,754 shares (the “Warrant Shares”) of Common Stock, at a combined offering price of $0.16 per share and related warrant (the “2021 Financing”). The Series K Warrants have an exercise price of $0.17 per share and are exercisable for a period of 5.5 years. The aggregate gross proceeds for the sale of the Shares and Series K Warrants was approximately $6.9 million, before deducting the placement agent’s fees and expenses and other offering expenses payable by the Company, of approximately $700,000. Pursuant to an engagement agreement (the “Engagement Letter”) dated as of February 8, 2021, by and between the Company and H.C. Wainwright & Co. (the “Placement Agent”), the Company has agreed to pay the Placement Agent cash fees equal to (i) 7.5% of the gross proceeds received by the Company from certain investors participating in the 2021 Financing, and (ii) 6.0% of the gross proceeds received by the Company from certain investors with pre-existing relationships with the Company. In addition, the Placement Agent will be entitled to receive a one-time non-accountable expense fee of $10,000, up to $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses and $10,000 for clearing expenses. Pursuant to the Engagement Agreement, the Company also agreed to issue to the Placement Agent, or its designees, warrants to purchase up to 7.5% of the aggregate number of shares sold to investors in the Offering, or warrants to purchase up to 3,234,375 shares (the “Placement Agent 2 Warrants”) of the Company’s common stock. The Placement Agent 2 Warrants have substantially the same terms as the Series K Warrants, except that the exercise price of the Placement Agent 2 Warrants is $0.20 per share. The Engagement Agreement has indemnity and other customary provisions for transactions of this nature.

The 2021 SPA contains certain restrictions on our ability to conduct subsequent sales of our equity securities. In particular, we are prohibited from entering into or effecting a Variable Rate Transaction (as defined in the 2021 SPA) until February 11, 2022; provided, however, the Company may enter into and effect an at-the-market offering facility with the Placement Agent.

Additionally, the 2021 SPA contains certain restrictions on our ability to change our capitalization. In particular, until 180 days after February 17, 2021, we may not undertake a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of the investors in the 2021 Private Placement Financing, other than in connection with the uplisting of the Common Stock to the Nasdaq Stock Market or the New York Stock Exchange.

The number of shares of the Company’s Common Stock into which each of the Series K Warrants is exercisable and the exercise price therefore are subject to adjustment, as set forth in the Series K Warrants, including adjustments for stock subdivisions or combinations (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise).

During the nine months ended June 30, 2021, no Series K Warrants or Placement Agent 2 Warrants had been exercised. As of June 30, 2021, up to 32,343,754 and 3,234,375 shares may be acquired upon the exercise of the Series K Warrants and Placement Agent Warrants, respectively.

Common Stock

On February 17, 2021 the Closing Date of the 2021 Financing, the Company issued 43,125,004 shares of Common Stock.

Equity Value of Warrants

The Company accounted for the Series K Warrants and the Placement Agent 2 Warrants relating to the aforementioned February 2021 Registered Direct Offering in accordance with ASC 815-40, Derivatives and Hedging. Because the Series K Warrants and the Placement Agent 2 Warrants are indexed to the Company’s stock, they are classified within stockholders’ equity (deficit) in the accompanying consolidated financial statements.

11.CONVERTIBLE NOTES

On June 4, 2020 and November 6, 2020, the Company issued unsecured 10% Series 1 Convertible Notes (“Series 1”) and Series 2 Convertible Notes (“Series 2”) in the aggregate principal amount of $550,000 and $1,050,000, respectively.The maturity dates of the Series 1 and Series 2 convertible notes are June 30, 2023 and November 30, 2023, respectively. Both the Series 1 and Series 2 Convertible Notes provide, among other things, for (i) a term of approximately three (3) years; (ii) the Company’s ability to prepay the Series 1 and Series 2 Convertible Notes, in whole or in part, at any time; (iii) the automatic conversion of the Convertible Notes upon a Change of Control (all capitalized terms not otherwise defined to have the meaning ascribed to such terms of the Convertible Notes) into shares of the Company’s common stock, par value $0.001 per share (Common Stock), at a per share price of $0.27 and $0.25(the “Conversion Price”) for the Series 1 and Series 2 Convertible Notes, respectively; (iv) the ability of a holder of a Convertible Note (a “Holder”) to convert the Convertible Note and accrued interest, in whole or in part, into shares of Common Stock at the Conversion Price; (v) the Company’s ability to convert all Note Obligations outstanding upon a Qualified Equity Financing into shares of Common Stock at the Conversion Price; (vi) the Company’s ability to convert the Convertible Notes and accrued interest, in whole or in part, into shares of Common Stock at the Conversion Price in the event the volume weighted average price (“VWAP”) of the Common Stock equals or exceeds $0.32 per share for at least fifteen (15) consecutive Trading Days; (vii) the Company’s ability to convert all outstanding Note Obligations into shares of Common Stock at the Conversion Price (an “In-Kind Note Repayment”) in lieu of repaying the Note Obligations outstanding on the Maturity Date, provided, however, that in the case of an In-Kind Note Repayment, the outstanding Note Obligations will be calculated by increasing by thirty-five percent (35%) the aggregate sum of the unpaid Principal Amount held by each Holder and the accrued interest at a rate of ten percent (10%) per annum, subject to, with respect to any portion of the Principal Amount that is converted or prepaid before the twelve month anniversary of the Issuance Date, a minimum interest payment equal to ten percent (10%) of the amount that is converted or prepaid.

During the three months ended June 30, 2021 and 2020, the Company recorded interest expense on the convertible notes of approximately $40,000 and $4,000, respectively.

During the nine months ended June 30, 2021 and 2020, the Company recorded interest expense of approximately $110,000 and $4,000, respectively.

12.PAYROLL PROTECTION PROGRAM LOAN

On April 25, 2020, the Company executed a promissory note (the “PPP Note”) evidencing an unsecured loan in the amount of $176,300 under the Paycheck Protection Program (the “PPP Loan”). The Paycheck Protection Program (or “PPP”) was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). The Loan has been made through First Republic Bank (the “Lender”).

The PPP Loan has a two-year term and bears interest at a rate of 1.00% per annum. Monthly principal and interest payments are deferred until the SBA makes a decision on our loan forgiveness application. Unless the PPP Loan is forgiven, the Company will be required to make monthly payments of principal and interest of approximately $20,000 to the Lender.

The PPP Note contains customary events of default relating to, among other things, payment defaults, providing materially false and misleading representations to the SBA or Lender, or breaching the terms of the PPP Loan documents. The occurrence of an event of default may result in the immediate repayment of all amounts outstanding, collection of all amounts owing from the Company, or filing suit and obtaining judgment.

Under the terms of the CARES Act, PPP Loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. However, no assurance is provided that forgiveness for any portion of the PPP Loan will be obtained. During November 2020, the Company applied for forgiveness of the PPP Loan. On May 28, 2021, the Company received notice that the SBA completed review and all principal and interest has been forgiven. For the three and nine months ended June 30, 2021, approximately $178,000 was recorded to Gain on forgiveness of loan in Other income.

13.RISKS AND UNCERTAINTIES – COVID-19

The Company sources its materials and services for its products and product candidates from facilities in areas impacted or which may be impacted by the outbreak of the coronavirus. This may impact the Company’s ability to obtain future inventory and impact the Company’s future revenue stream as efforts to address this worldwide outbreak are undertaken. In addition, the Company has historically and principally funded its operations through debt borrowings, the issuance of convertible debt, and the issuance of units consisting of common stock and warrants which may also be impacted by economic conditions beyond the Company’s control. The extent to which the coronavirus will impact the global economy and the Company is uncertain and cannot be reasonably measured.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our unaudited interim financial statements and notes included in this report and the audited financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended September 30, 2020 filed with the Securities and Exchange Commission (“SEC”).

This report contains forward looking statements. We make forward-looking statements, as defined by the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and in some cases, you can identify these statements by forward-looking words such as “if,” “shall,” “may,” “might,” “will likely result,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “goal,” “objective,” “predict,” “potential” or “continue,” or the negative of these terms and other comparable terminology. Such forward-looking statements contained in this report on Form 10-Q are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business and include risks and uncertainties relating to Arch’s current cash position and its need to raise additional capital in order to be able to continue to fund its operations; the stockholder dilution that may result from future capital raising efforts and the exercise or conversion, as applicable of Arch’s outstanding options and warrants; anti-dilution protection afforded investors in prior financing transactions that may restrict or prohibit Arch’s ability to raise capital on terms favorable to the Company and its current stockholders; Arch’s limited operating history which may make it difficult to evaluate Arch’s business and future viability; Arch’s ability to timely commercialize and generate revenues or profits from our anticipated products; Arch’s ability to achieve the desired marketing authorizations in the United States or elsewhere; Arch’s ability to retain its managerial personnel and to attract additional personnel; the strength of Arch’s intellectual property, the intellectual property of others and any asserted claims of infringement; and other risk factors identified under the caption “Risk Factors” described in our Annual Report on Form 10-K for the year ended September 30, 2020, as filed with the SEC on December 11, 2020. Copies of Arch’s filings with the SEC may be obtained from the SEC internet site at http://www.sec.gov . We undertake no duty to update any of these forward-looking statements after the date of filing of this report on Form 10-Q to conform such forward-looking statements to actual results or revised expectations, except as otherwise required by law.

As used in this report on Form 10-Q unless otherwise indicated, the “Company”, “we”, “us”, “our”, and “Arch” refer to Arch Therapeutics, Inc. and its consolidated subsidiary, Arch Biosurgery, Inc.

Corporate Overview

Arch Therapeutics, Inc., (together with its subsidiary, the “Company” or “Arch”) was incorporated under the laws of the State of Nevada on September 16, 2009, under the name “Almah, Inc.”. Effective June 26, 2013, the Company completed a merger (the “Merger”) with Arch Biosurgery, Inc. (formerly known as Arch Therapeutics, Inc.), a Massachusetts corporation (“ABS”), and Arch Acquisition Corporation (“Merger Sub”), the Company’s wholly owned subsidiary formed for the purpose of the transaction, pursuant to which Merger Sub merged with and into ABS and ABS thereby became the wholly owned subsidiary of the Company. As a result of the acquisition of ABS, the Company abandoned its prior business plan and changed its operations to the business of a biotechnology company. Our principal offices are located in Framingham, Massachusetts.

For financial reporting purposes, the Merger represented a “reverse merger”. ABS was deemed to be the accounting acquirer in the transaction and the predecessor of Arch. Consequently, the accumulated deficit and the historical operations that are reflected in the Company’s consolidated financial statements prior to the Merger are those of ABS. All share information has been restated to reflect the effects of the Merger. The Company’s financial information has been consolidated with that of ABS after consummation of the Merger on June 26, 2013, and the historical financial statements of the Company before the Merger have been replaced with the historical financial statements of ABS before the Merger in this report.

ABS was incorporated under the laws of the Commonwealth of Massachusetts on March 6, 2006 as Clear Nano Solutions, Inc. On April 7, 2008, ABS changed its name from Clear Nano Solutions, Inc. to Arch Therapeutics, Inc. Effective upon the closing of the Merger, ABS changed its name from Arch Therapeutics, Inc. to Arch Biosurgery, Inc.

Business Overview

We are a biotechnology company marketing or developing a number of products based on our innovative AC5® self-assembling technology platform. We believe these products can be important advances in the field of stasis and barrier applications, which includes stopping bleeding (“hemostasis”), controlling leaking (“sealant”) and managing wounds created during surgery, trauma or interventional care or from disease. We have only recently commenced commercial sales of our first product, AC5® Advanced Wound System, and have devoted substantially all of our operational effort to the research, development and regulatory programs necessary to turn our core technology into commercial products. Our goal is to make care faster and safer for patients with products for use in external wounds, which we refer to as Dermal Sciences applications, and products for use inside the body, which we refer to as Biosurgery applications.

Core Technology

Our flagship products and product candidates are derived from our AC5 self-assembling peptide (SAP) technology platform and are sometimes referred to as AC5 or the “AC5 Devices.” These include AC5 Advanced Wound System and AC5 Topical Hemostat, which have received marketing authorization as medical devices in the United States and Europe, respectively, and which are intended for skin applications, such as management of complicated chronic wounds or acute surgical wounds. Other products are in development for use in minimally invasive or open surgical procedures and include, for example, AC5-GTM for gastrointestinal endoscopic procedures and AC5-V® and AC5 Surgical Hemostat for hemostasis inside the body, all of which are currently investigational devices limited by law to investigational use.

Products based on the AC5 platform contain a biocompatible peptide that is synthesized from proteogenic, naturally occurring L-amino acids. Unlike products that contain traditional peptide sequences, when applied to a wound, AC5-based products intercalate into the interstices of the connective tissue and self-assemble into a protective physical-mechanical nanoscale structure that can provide a barrier to leaking substances, such as blood, while also acting as a biodegradable scaffold that enables healing. Self-assembly is a central component of the mechanism of action of our technology. Individual AC5 peptide units readily build themselves, or self-assemble, into an ordered network of nanofibrils when in aqueous solution by the following process:

●	Peptide strands line up with neighboring peptide strands, interacting via hydrogen bonds (non-covalent bonds) to form a ribbon-like structure called a beta sheet
●	This process continues such that hundreds of strands organize with charged and polar side chains oriented on one face and non-polar side chains oriented on the opposite face of the beta sheets.
●	Interactions of the resulting structure with water molecules and ions results in formation nanofibrils, which extend in length and can join together to form larger nanofibers.
●	This network of AC5 peptide nanofibers forms the physical-mechanical barrier that is responsible for sealant, hemostatic and other properties, regardless of the presence of antithrombotic agents, and which subsequently becomes the scaffold that supports the repair and regeneration of damaged tissue.

Based on the intended application, we believe that the underlying AC5 SAP technology can impart important features and benefits to our products that may include, for instance, stopping bleeding (hemostasis), mitigating contamination, modulating inflammation, donating moisture, and enabling an appropriate wound microenvironment conducive to healing. For instance, AC5 Advanced Wound System, which is indicated for the management of partial and full-thickness wounds, such as pressure sores, leg ulcers, diabetic ulcers, and surgical wounds, is shipped and stored at room temperature, is applied directly as a liquid, can conform to irregular wound geometry, and does not possess sticky or glue-like handling characteristics. We believe these properties enhance its utility in several settings and contribute to its user-friendly profile.

We believe that our technology lends itself to a range of potential applications in which there is a wound inside or on the body, and in which there is need for a hemostatic agent or sealant. For instance, the results of certain preclinical and clinical investigations that either we have conducted, or others have conducted on our behalf have shown quick and effective hemostasis with the use of AC5 SAP technology, and that time to hemostasis (“TTH”) is comparable among test subjects regardless of whether such test subject had or had not been treated with therapeutic doses of anticoagulant or antiplatelet medications, commonly called “blood thinners.” Furthermore, the transparency and physical properties of certain AC5 Devices may enable a surgeon to operate through it in order to maintain a clearer field of vision and prophylactically stop or lessen bleeding as surgery starts, a concept that we call Crystal Clear Surgery™. An example of a product that contains related features and benefits is AC5 Topical Hemostat, which is indicated for use as a dressing and to control mild to moderate bleeding, each during the management of injured skin and the micro-environment of an acute surgical wound.

Operations

Much of our operational efforts to date, which we often perform in collaboration with partners, have included selecting compositions and formulations for our initial products; conducting preclinical studies, including safety and other tests; conducting a human trial for safety and performance of AC5; developing and conducting a human safety study to assess for irritation and sensitization potential; securing marketing authorization for our first product in the United States and in Europe; developing, optimizing, and validating manufacturing methods and formulations, which are particularly important components of self-assembling peptide development; developing methods for manufacturing scale-up, reproducibility, and validation; engaging with regulatory authorities to seek early regulatory guidance as well as marketing authorization for our products; sourcing and evaluating commercial partnering opportunities in the United States and abroad; and developing and protecting the intellectual property rights underlying our technology platform.

Our long-term business plan includes the following goals:

●	conducting biocompatibility, pre-clinical, and clinical studies on our products and product candidates;
●	obtaining additional marketing authorization for products in the United States, Europe, and other jurisdictions as we may determine;
●	continuing to develop third party relationships to manufacture, distribute, market and otherwise commercialize our products;
●	continuing to develop academic, scientific and institutional relationships to collaborate on product research and development;
●	expanding and maintaining protection of our intellectual property portfolio; and
●	developing additional product candidates in Dermal Sciences, Biosurgery, and other areas.

In furtherance of our long-term business goals, we expect to continue to focus on the following activities during the next twelve months:

●	seek additional funding as required to support the milestones described previously and our operations generally;
●	work with our manufacturing partners to scale up production of product compliant with current good manufacturing practices (“cGMP”), which activities will be ongoing and tied to our development and commercialization needs;
●	further clinical development of our product platform;
●	assess our technology platform in order to identify and select product candidates for potential advancement into development;
●	seek regulatory input to guide activities related to expanded and new product marketing authorizations;
●	continue to expand and enhance our financial and operational reporting and controls;
●	pursue commercial partnerships; and
●	expand and enhance our intellectual property portfolio by filing new patent applications, obtaining allowances on currently filed patent applications, and/or adding to our trade secrets in self-assembly, manufacturing, analytical methods and formulation, which activities will be ongoing as we seek to expand our product candidate portfolio.

In addition to capital required for operating expenses, depending upon additional input from EU and US regulatory authorities, as well as the potential for additional regulatory filings and approvals during the next 2 years, additional capital will be required.

We believe that the Company has cash on hand to meet its anticipated cash requirements through the first quarter of fiscal 2022. Notwithstanding this, depending upon additional input from EU and US regulatory authorities, we may need to raise additional capital before then. In addition to the foregoing, our estimated capital requirements potentially could increase significantly if a number of risks relating to conducting these activities were to occur, including without limitation those set forth under the heading “RISK FACTORS” described in our Annual Report on Form 10-K for the year ended September 30, 2020, as filed with the SEC on December 11, 2020.

Merger with ABS and Related Activities

As noted earlier in this document, on June 26, 2013, the Company completed the Merger with ABS, pursuant to which ABS became a wholly owned subsidiary of the Company. In contemplation of the Merger, effective May 24, 2013, the Company increased its authorized common stock, par value $0.001 per share (“Common Stock”), from 75,000,000 shares to 300,000,000 shares and effected a forward stock split, by way of a stock dividend, of its issued and outstanding shares of Common Stock at a ratio of 11 shares to each one issued and outstanding share. Also, in contemplation of the Merger, effective June 5, 2013, the Company changed its name from

Almah, Inc. to Arch Therapeutics, Inc. and changed the ticker symbol under which its Common Stock trades on the OTC Bulletin Board from “AACH” to “ARTH”

Liquidity

We have only recently commenced commercial sales of our first product, AC5® Advanced Wound System. We devote a significant amount of our efforts on fundraising as well as planning and conducting product research and development and activities in connection with obtaining regulatory marketing authorization. For the three months ended June 30, 2021, we had a net loss of $1,529,905 versus a net loss of $904,367 in the comparable period in the prior year. The net loss for the three months ended June 30, 2021 can be attributable to general and administrative costs and research and development expenses, including regulatory marketing authorization partially offset by a gain on forgiveness of loan of $178,229. The loss for the three months ended June 30, 2020 can be attributable to general and administrative costs, and research and development expenses, including regulatory approval and product research partially offset by an adjustment of derivative liabilities of $337,333. For the nine months ended June 30, 2021, we had a net loss of $4,475,305 versus a net loss of $3,296,005 in the comparable period in the prior year. The net loss for the nine months ended June 30, 2021 can be attributable to general and administrative costs and research and development expenses, including regulatory marketing authorization. These costs were partially offset by an adjustment of derivative liabilities of $108,944 and forgiveness of loan of $178,229. The loss for the nine months ended June 30, 2020 can be attributable to general and administrative costs, and research and development expenses, including regulatory approval and product research partially offset by an adjustment of derivative liabilities of $719,831.

Cash used in operating activities increased $454,889 during the nine months ended June 30, 2021 to $4,446,077 compared to $3,991,188, for the nine months ended June 30, 2020. Cash at June 30, 2021 increased by $2,819,881 to $3,779,190 compared to $959,309 as of September 30, 2020.

Recent Developments

On November 6, 2020, the Company issued unsecured 10% Series 2 Convertible Notes (“Series 2 Notes”) in the aggregate principal amount of $1,050,000. The Series 2 Notes are convertible into the Company’s common stock at a per share price of $0.25. In lieu of repaying the Note Obligations outstanding on the Maturity Date, the conversion of the outstanding Note Obligations into common stock will be calculated by increasing by thirty-five percent (35%) the aggregate sum of the unpaid Principal Amount held by each Holder and the accrued interest at a rate of ten percent (10%) per annum.

On November 6, 2020, as consideration for an investment in the Convertible Notes, the Company entered into an Amendment to the Series J Warrant to Purchase Common Stock, with a holder of a Series J Warrant exercisable for up to 3,375,000 shares of Common Stock, to extend the term of the Series J Warrant from one (1) year to thirty (30) months.

During November 2020, the Company applied for forgiveness of the PPP loan. The PPP Loan has a two-year term and bears interest at a rate of 1.00% per annum. Monthly principal and interest payments are deferred until the SBA makes a decision on our loan forgiveness application. Unless the PPP Loan is forgiven, the Company will be required to make monthly payments of principal and interest of approximately $20,000 to the Lender. On May 28, 2021, the Company received notice that the SBA completed review and all principal and interest has been forgiven.

On December 31, 2020, the Company announced that the Company and Richard Davis, the Company’s current Chief Financial Officer, entered into a transition agreement, under which Mr. Davis agreed to continue in his current role as the Company’s Chief Financial Officer until the earlier of (i) when a successor is named and ready to perform the daily duties of Chief Financial Officer, and (ii) June 30, 2021 (such date, the “Transition End Date”), upon which date Mr. Davis will retire as Chief Financial Officer. Pursuant to the Agreement, for a period of six months following the Transition End Date, Mr. Davis will continue to work as an employee of the Company in a non-executive role to provide support and ensure a smooth and successful transition. On May 3, 2021, the Company appointed Michael S. Abrams as an employee and then, effective May 10, 2021, as its Chief Financial Officer and Treasurer.

On January 4, 2021, the Company announced that it has entered into a distribution and sales administration agreement with Buffalo Supply, Inc. (“Buffalo Supply” or “BSI”) to be the exclusive distributor for products sold to United States government facilities worldwide.

On February 12, 2021, the Company announced that it had entered into a securities purchase agreement with certain institutional and accredited investors as of February 11, 2021 to raise approximately $6.9 million through the issuance of an aggregate of 43,125,004 shares of its common stock and warrants to purchase up to an aggregate of 32,343,753 shares of common stock, at a combined purchase price of $0.16 per share of common stock and associated warrant in a private placement (the “2021 Financing”). The Series K Warrants have an exercise price of $0.17 per share and are exercisable for a period of 5.5 years. The gross proceeds to Arch from the 2021 Financing, which closed on February 17, 2021, were approximately $6.9 million before deducting financing costs of approximately $700,000. The Company believes that its cash on hand, not including that which may be derived from any potential revenue generation, will meet its anticipated cash requirements through the first quarter of fiscal 2022.

The Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent) as exclusive placement agent for the 2021 Financing. Pursuant to the Company’s engagement letter with the Placement Agent, the Company also agreed to issue to the Placement Agent, or its designees, warrants to purchase up to 3,234,375 shares (the “Placement Agent 2 Warrants”). The Placement Agent 2 Warrants have substantially the same terms as the Series K Warrants, except that the exercise price of the Placement Agent Warrants is $0.20 per share.

During the second quarter of fiscal 2021, the Company completed the first sale of its first product, AC5®Advanced Wound System, to an early adopter who had devoted considerable time and resources to collecting and compiling clinical outcomes data for the purpose of publication. The sale price was discounted to $2,000 per unit in consideration of certain related services rendered to the Company through the date of sale. Our expectation that comparable sales would continue and increase in subsequent quarters proved incorrect, we believe, due to two factors. First, it took significantly longer than planned to secure and train a highly qualified internal and external sales team. Second, as the pandemic in the US began to wane, access to hospitals, clinics, and medical centers proved more challenging than anticipated. While uncertainty remains as to when or if Arch will achieve significant revenue, we remain excited about the size of the overall market opportunity as well as the early clinical results of our AC5®Advanced Wound System. To that end, Arch has invested further into its overall commercialization strategy, including the hiring of a national vice president of sales and two regional sales directors. Other key commercialization initiatives include i) the launch of a national pilot program to establish reimbursement and otherwise support our ongoing efforts to secure a permanent CPT code, and ii) ongoing efforts to secure inclusion on a government supply schedule to drive activity in the VA hospital system.

Results of Operations

The following discussion of our results of operations should be read together with the unaudited interim consolidated financial statements included in this report on Form 10-Q. The period-to-period comparisons of our interim results of operations that follow are not necessarily indicative of future results.

Three months ended June 30, 2021 Compared to Three months ended June 30, 2020

	June 30,	June 30,	Increase
	2021	2020	(Decrease)
	($)	($)	($)
Revenue	—	—	—
Operating Expenses:
Selling, general and administrative	1,370,395	854,626	515,769
Research and development	297,553	382,847	(85,294)
Loss from operations	(1,667,948)	(1,237,473)	430,475
Other income	138,043	333,106	(195,063)
Net loss	(1,529,905)	(904,367)	625,538

Revenue

We did not generate revenue during the three months ended June 30, 2021 and 2020.

Selling, General and Administrative Expense

Selling, general and administrative expenses during the three months ended June 30, 2021 were $1,370,395, an increase of $515,769 compared to $854,626 for the three months ended June 30, 2020. The increase in selling. general and administrative expense for the three months ended June 30, 2021 is primarily attributable to corporate legal, and consulting expense. Selling, general and administrative expenses are generally expected to increase during fiscal 2021 as a result of the establishment and execution of commercialization efforts, additional staffing, as well as increased costs associated with the Company’s continued fundraising efforts.

Research and Development Expense

Research and development expense during the three months ended June 30, 2021 was $297,553, a decrease of $85,294 compared to $382,847 for the three months ended June 30, 2020. The decrease in research and development expense is primarily attributable to a decrease in stock-based compensation and an adjustment to the inventory reserve that was recorded during the three months ended June 30, 2020.

Other Income

Other income during the three months ended June 30, 2021 was $138,043, a decrease of $195,063 compared to total other income of $333,106 for the three months ended June 30, 2020. The decrease in other income is attributed to interest expense and a change in fair market value of the derivative liabilities partially offset by gain on the forgiveness of loan.

Nine months ended June 30, 2021 Compared to Nine months ended June 30, 2020

	June 30,	June 30,	Increase
	2021	2020	(Decrease)
	($ )	($ )	($ )
Revenue	10,000	—	10,000
Operating Expenses
Cost of revenues	10,102	—	10,102
Selling, general and administrative	3,600,419	2,722,596	877,823
Research and development	1,051,755	1,289,013	(237,258)
Loss from Operations	(4,652,276)	(4,011,609)	640,667
Other income	176,971	715,604	(538,633)
Net loss	(4,475,305)	(3,296,605)	1,179,300

Revenue

Revenue for the nine months ended June 30, 2021 was $10,000, which was the result of a single transaction with an established key opinion leader that has provided services for compensation in the past and expected to continue to provide services for compensation in the future. We did not generate revenue during the nine months ended June 30, 2020.

Cost of revenues

Cost of revenues during the nine months ended June 30, 2021 was $10,102, an increase of $10,102 compared to $0 for the nine months ended June 30, 2020. Cost of sales includes product costs, third party warehousing, overhead allocation and royalty expenses.

Selling, General and Administrative Expense

Selling, general and administrative expenses during the nine months ended June 30, 2021 were $3,600,419, an increase of $877,823 compared to $2,722,596 for the nine months ended June 30, 2020. The increase in selling, general and administrative expense for the nine months ended June 30, 2021 is primarily attributable to legal, payroll costs and consulting expense. Selling, general and administrative expenses are generally expected to increase during fiscal 2021 as a result of the establishment and execution of commercialization efforts, additional staffing as well as increased costs associated with the Company’s continued fundraising efforts.

Research and Development Expense

Research and development expense during the nine months ended June 30, 2021 was $1,051,755, a decrease of $237,258 compared to $1,289,013 for the nine months ended June 30, 2020. The decrease in research and development expense is primarily attributable to lower compensation costs partially offset by increased product costs part of which includes an approximate $180,000 reserve for inventory for obsolescence and samples, to be used for research and development.

Other Income

Other income during the nine months ended June 30, 2021 was $176,971, a decrease of $538,633 compared to total other income of $715,604 for the nine months ended June 30, 2020. The decrease in other income is attributable a change in fair market value of the derivative liabilities and the gain on the forgiveness of loan partially offset by an increase in interest expense.

Liquidity and Capital Resources

We have only recently completed the first sale of our first product, AC5® Advanced Wound System. We devote a significant amount of our efforts on fundraising as well as planning and conducting product research and development and activities in connection with obtaining regulatory marketing authorization. We have principally raised capital through borrowings and the issuance of convertible debt and units consisting of Common Stock and warrants to fund our operations.

Working Capital

At June 30, 2021, we had total current assets of $4,986,218 (including cash of $3,779,190) and working capital of $3,540,377. Our working capital as of June 30, 2021 and September 30, 2020 are summarized as follows:

	June 30,	September 30,
	2021	2020
Total Current Assets	$4,986,218	$2,142,975
Total Current Liabilities	1,445,841	628,460
Working Capital	$3,540,377	$1,514,515

Total current assets as of June 30, 2021 were $4,986,218, an increase of $2,843,243 compared to $2,142,975 as of September 30, 2020. The increase in current assets is primarily attributable to net proceeds of approximately $6.2 million raised from the issuance of common stock and warrants in the 2021 Financing, and $1,050,000 received from the issuance of convertible notes. This was partially offset by selling, general and administrative expenses and research and development expenses incurred in connection with activities to develop our primary product candidate. Our total current assets as of June 30, 2021 and September 30, 2020 were comprised primarily of cash, inventory and prepaid expenses and other current assets.

Total current liabilities as of June 30, 2021 were $1,445,841, an increase of $817,381 compared to $628,460 as of September 30, 2020. The increase is primarily due to the current portion of the derivative liability, partially offset by a decrease in accrued expense and other current liabilities and a decrease in accounts payable. Our total current liabilities as of June 30, 2021 and September 30, 2020 were comprised of accounts payable, accrued expenses and other liabilities, current portion of derivative liabilities and the current portion of the PPP loan.

Cash Flow for the nine months ended

	June 30,	June 30,
	2021	2020
Cash Used in Operating Activities	$(4,446,077)	$(3,991,188)
Cash Used in Investing Activities	(3,275)	(2,455)
Cash Provided by Financing Activities	7,269,233	3,826,190
Net increase (decrease) in cash	$2,819,881	$(167,453)

Cash Used in Operating Activities

Cash used in operating activities increased $454,889 to $4,446,077 during the nine months ended June 30, 2021 compared to $3,991,188 during the nine months ended June 30, 2020. The increase in cash used in operating activities is primarily attributable to increased legal and consulting costs partially offset by decreased product and development costs.

Cash Used in Investing Activities

Cash used in investing activities increased $820 to $3,275 compared to $2,455 during the nine months ended June 30, 2020. For the nine months ended June 30, 2021 and 2020, cash used in investing activities is attributed to computer hardware purchases.

Cash Provided by Financing Activities

Cash provided by financing activities increased $3,443,043 to $7,269,233 during the nine months ended June 30, 2021, compared to $3,826,190 during the nine months ended June 30, 2020. For the nine months ended June 30, 2021, the cash provided by financing activities resulted from net proceeds of $6,219,233 raised from issuance of common stock and warrants in the 2021 Financing and $1,050,000 from the issuance of Series 2 Convertible Notes. For the nine months ended June 30, 2020, the cash provided by financing activities resulted from $2,167,162 from the issuance of common stock and warrants in the October 2019 Financing, $176,300 received from the PPP loan, $550,000 received from the issuance of a convertible note and $932,728 from the exercise of Series D Warrants.

Cash Requirements

We anticipate that our operating and other expenses will increase significantly as we continue to implement our business plan and pursue our operational goals. As of August 12, 2021, we believe that our current cash on hand will meet our anticipated cash requirements through the first quarter of fiscal 2022. Notwithstanding this, depending upon additional input from EU and US regulatory authorities, we do not expect to generate sufficient revenues from operations before we need to raise additional capital. Further, our estimates regarding our use of cash could change if we encounter unanticipated difficulties or other issues arise, including without limitation those set forth under the heading “RISK FACTORS” described in our Annual Report on Form 10-K for the year ended September 30, 2020, as filed with the SEC on December 11, 2020, in which case our current funds may not be sufficient to operate our business for the period we expect.

We have only recently made the first sale of our first product, AC5® Advanced Wound System. That revenue will not be sufficient to fund our business operations and we will need to obtain additional funding from external sources for the foreseeable future. We do not have any commitments for future capital. Significant additional financing will be required to fund our planned operations in the near term and in future periods, including research and development activities relating to our principal product candidate, seeking regulatory approval of that or any other product candidate we may choose to develop, commercializing any product candidate for which we are able to obtain regulatory approval or certification, seeking to license or acquire new assets or businesses, and maintaining our intellectual property rights and pursuing rights to new technologies. We may not be able to obtain additional financing on commercially reasonable or acceptable terms when needed, or at all. We are bound by certain contractual terms and obligations that may limit or otherwise impact our ability to raise additional funding in the near-term including, but not limited to, provisions in the 2017 SPA and 2018 SPA restricting our ability to effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock or securities convertible, exercisable or exchangeable for Common Stock (or a combination of units thereof) involving a Variable Rate Transaction (as defined in the 2017 SPA and 2018 SPA) including, but not limited to, an equity line of credit or “At-the-Market” financing facility until the three lead investors in the 2017 Financing and the 2018 Financing collectively own less than 20% of the Series F Warrants and Series G Warrants purchased by them pursuant to the 2017 SPA and 2018 SPA. In addition the Company is prohibited from entering into or effecting a Variable Rate Transaction (as defined in the 2021 SPA) until February 11, 2022; provided, however, the Company may enter into and effect an at-the-market offering facility with the Placement Agent. These restrictions and provisions could make it more challenging for us to raise capital through the incurrence of debt or through equity issuances. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail, and our stockholders could lose all of their investments.

As previously noted, since inception we have funded our operations primarily through equity and debt financings and we expect to continue to seek to do so in the future. If we obtain additional financing by issuing equity securities, our existing stockholders’

ownership will be diluted. Additionally, the terms of securities we may issue in future capital-raising transactions may be more favorable for our new investors, and in particular may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have additional dilutive effects. If we obtain additional financing by incurring debt, we may become subject to significant limitations and restrictions on our operations pursuant to the terms of any loan or credit agreement governing the debt. Further, obtaining any loan, assuming a loan would be available when needed on acceptable terms, would increase our liabilities and future cash commitments. We may also seek funding from collaboration or licensing arrangements in the future, which may require that we relinquish potentially valuable rights to our product candidates or proprietary technologies or grant licenses on terms that are not favorable to us. Moreover, regardless of the manner in which we seek to raise capital, we may incur substantial costs in those pursuits, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other related costs.

Going Concern

We have only recently commenced commercial sales of our first product, AC5® Advanced Wound System. From inception, we have had recurring losses from operations. While the Company anticipates that it will have cash on hand through the first quarter of fiscal 2022, the continuation of our business as a going concern is dependent upon raising additional capital and eventually attaining and maintaining profitable operations. As of June 30, 2021, there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements included in this Quarterly Report on Form 10-Q do not include any adjustments that might be necessary should operations discontinue.

Critical Accounting Policies and Significant Judgments and Estimates

Pursuant to certain disclosure guidance issued by the SEC, the SEC defines “critical accounting policies” as those that require the application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our critical accounting policies that we anticipate will require the application of our most difficult, subjective or complex judgments are as follows:

Derivative Liabilities

The Company accounts for its warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument, in accordance with FASB ASC Topic 815, Derivatives and Hedging. Warrants classified as equity are recorded at fair value as of the date of issuance on the Company’s consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and will be revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of inventories comprises expenditures incurred in acquiring the inventories, the cost of conversion and other costs incurred in bringing them to their existing location and condition. The cost of raw materials, work-in-progress and finished goods and other products are determined on a First in First out (FiFo) basis. When determining net realizable value, appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value.

Recent Accounting Guidance

Accounting Standards Update (ASU) 2018-13, “Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” was issued by the Financial Accounting Standards Board (FASB) in August 2018. The purpose of this amendment in this Update is to modify the disclosure requirements on fair value measurements in Topic 820. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU 2018-13 during our first quarter of fiscal year 2021, and the impact was considered immaterial on our consolidated financial statements.

ASU 2020-06, “Debt with Conversion and other Options (subtopic 470-02) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)” was issued by the FASB in August 2020. The purpose of this amendment is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liability and equity. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted. The Company does not believe that this guidance will have a material impact on its consolidated results of operations, financial position or disclosures.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Not applicable

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer (who is our Principal Executive Officer) and our Chief Financial Officer (who is our Principal Financial Officer and Principal Accounting Officer), of the effectiveness of the design of our disclosure controls and procedures (as defined by Exchange Act Rules 13a-15(e) or 15d-15(e)) as of June 30, 2021, pursuant to Exchange Act Rule 13a-15(b). Based upon that evaluation, our Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures are effective as of June 30, 2021 in ensuring that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal controls over financial reporting that occurred during the quarter ended June 30, 2021 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. The impact and outcome of litigation, if any, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently a party to any proceedings the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on our financial position or results of operations.

Item 1A. Risk Factors.

In addition to the other information set forth in this report, you should carefully consider the factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2020, as filed with the SEC on December 11, 2020, which could materially affect our business, financial condition or future results. The risks described in our Annual Report on Form 10-K for the year ended September 30, 2020, as filed with the SEC on December 11, 2020, may not be the only risks facing the Company. Additional risks and uncertainties not currently known to the Company or that the Company currently deems to be immaterial also may materially adversely affect the Company’s business, financial condition and/or operating results.

There were no material changes to the risk factors previously disclosed in our Form 10-K for the year ended September 30, 2020, as filed with the SEC on December 11, 2020.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements that involve risks, uncertainties and assumptions. In some cases, you can identify forward-looking statements by terminology such as “if,” “shall,” “may,” “might,” “will likely result,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “goal,” “objective,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. All statements made in this report on Form 10-Q other than statements of historical fact are statements that could be deemed forward-looking statements, including without limitation statements about our business plan, our plan of operations and our need to obtain future financing. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” described in our Annual Report on Form 10-K for the year ended September 30, 2020, as filed with the SEC on December 11, 2020 and the risks set out below, any of which may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks include, by way of example and not in limitation, risks related to:

●	Our ability to continue as a going concern;
●	Our ability to obtain financing necessary to operate our business;
●	Our limited operating history;
●	The results of our research and development activities, including uncertainties relating to the preclinical and clinical testing of our product candidates;
●	The early stage of our primary product candidate presently under development;
●	Our ability to develop, obtain required approvals for and commercialize our product candidates;
●	Our ability to recruit and retain qualified personnel;
●	Our ability to develop and maintain an effective sales force to market our approved product candidates;
●	Our ability to manage any future growth we may experience;
●	Our ability to obtain and maintain protection of our intellectual property;
●	Our dependence on third party manufacturers, suppliers, research organizations, academic institutions, testing laboratories and other potential collaborators;
●	The size and growth of the potential markets for any of our approved product candidates, and the rate and degree of market acceptance of any of our approved product candidates;
●	Our ability to successfully complete potential acquisitions and collaborative arrangements;
●	Competition in our industry;
●	General economic and business conditions; and
●	Other factors discussed under the section entitled “RISK FACTORS” described in our Annual Report on Form 10-K for the year ended September 30, 2020, as filed with the SEC on December 11, 2020 .

New risks emerge in our rapidly changing industry from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business. If any such risks or uncertainties materialize or such assumptions prove incorrect, our results could differ materially from those expressed or implied by such forward-looking statements and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. These forward-looking statements speak only as of the date of this Quarterly Report on Form 10-Q. Except as required by applicable law, we do not intend to update any of these forward-looking statements.

Item 2.-Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable

Item 6. Exhibits

			Incorporated By Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
3.1	Restated Articles of Incorporation of Arch Therapeutics, Inc.		10-Q	3.1	000-54986	07/23/2020

3.2	Amended and Restated Bylaws, as adopted on May 20, 2020		8-K	3.1	000-54986	05/27/2020

10.1#	Amendment No. 1 to Transition Agreement, dated December 31, 2020, by and between Arch Therapeutics, Inc. and Richard Davis		8-K	10.1	000-54986	05/03/2021

10.2#	Executive Employment Agreement, effective May 3, 2021, by and between Arch Therapeutics, Inc. and Michael S. Abrams		8-K	10.2	000-54986	05/03/2021

10.3#	Employment Agreement, effective June 30, 2021, by and between Arch Therapeutics, Inc. and Dan M. Yrigoyen.		8-K	10.1	000-54986	08/11/2021

10.4#	First Amendment to Employment Agreement, effective August 9, 2021, by and between Arch Therapeutics, Inc. and Dan M. Yrigoyen.		8-K	10.2	000-54986	08/11/2021

31.1	Certification of Principal Executive Officer pursuant to Rule 13a-14(a) or 15d-14(a) under the Securities and Exchange Act of 1934	X

31.2	Certification of Principal Financial Officer pursuant to Rule 13a-14(a) or 15d-14(a) under the Securities and Exchange Act of 1934	X

32.1

Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, executed by Terrence W. Norchi, President and Chief Executive Officer, and Michael S. Abrams, Chief Financial Officer and Treasurer

		X

101.INS	Inline XBRL Instance Document	X

101.SCH	Inline XBRL Taxonomy Extension Schema Document	X

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	X

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	X

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	X

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	X

104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)	X

# Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARCH THERAPEUTICS, INC.

Date: August 13, 2021	By:	/s/ TERRENCE W. NORCHI, MD
Terrence W. Norchi, MD
President and Chief Executive Officer
(Principal Executive Officer)

Date: August 13, 2021	By:	/s/ MICHAEL S. ABRAMS
Michael S. Abrams
Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO RULE 13A-14(A) OR 15D-14(A) UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

I, Terrence W. Norchi, certify that:

1.I have reviewed this Form 10-Q of Arch Therapeutics, Inc.;

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 13 , 2021

/s/ TERRENCE W. NORCHI, MD
Name:	Terrence W. Norchi, MD
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

PURSUANT TO RULE 13A-14(A) OR 15D-14(A) UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

I, Michael S. Abrams, certify that:

1.I have reviewed this Form 10-Q of Arch Therapeutics, Inc.;

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: August 13, 2021

/s/ MICHAEL S. ABRAMS
Name:	Michael S. Abrams
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION REQUIRED BY

SECTION 1350 OF TITLE 18 OF THE UNITED STATES CODE

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, each of the undersigned officers of Arch Therapeutics, Inc. (the “Company”) that the quarterly report of the Company on Form 10-Q for the fiscal quarter ended June 30, 2021 fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 13, 2021

/s/ TERRENCE W. NORCHI, MD
Name:	Terrence W. Norchi, MD
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Dated: August 13, 2021

/s/ MICHAEL S. ABRAMS
Name:	Michael S. Abrams
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

This certification accompanies this Report on Form 10-Q pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.